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                                                                    EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statements No. 33-91438, No. 33-92548, No. 333-03450, No. 333-03452, No.
333-03454, No. 333-13521, No. 333-21905, No. 333-23005, No. 333-33893, No.
333-37273, No. 333-37553, No. 333-37565, No. 333-38071, No. 333-41049, No.
333-42417, No. 333-47563, No. 333-57863, No. 333-64377, No. 333-64379, No.
333-69728, No. 333-77941, No. 333-85684, and No. 333-102541 of Crescent Real
Estate Equities Company of our report dated January 31, 2003, with respect to the Individual and Combined financial statements of The Woodlands Land Development Company, L.P., The Woodlands Commercial Properties Company, L.P., and The Woodlands Operating Company, L.P. included in this Current Report on Form 8-K.

                                            /s/  ERNST & YOUNG LLP


Houston, Texas
January 7, 2004